April 25, 2000

Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth St., N.W.
Washington, D.C.20549

Re: Opinion of Counsel-Valley Forge Life Insurance Company Variable Annuity Separate Account File Nos. 333-1087 and 811-7547

Gentlemen:

This Opinion of Counsel is rendered in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post Effective Amendment No. 7 to a Registration Statement filed on Form N-4 for the variable annuity contract to be issued by Valley Forge Life Insurance Company and its separate account, Valley Forge Life Insurance Company Variable Annuity Separate Account. I have made such an examination of the law and have examined such records and documents as, in my judgment, are necessary or appropriate to enable me to render the opinions expressed below.

I am of the following opinions:

1. Valley Forge Life Insurance Company Variable Annuity Separate Account is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission pursuant to
         Section 8(a) of the Act.

2. Upon acceptance of the purchase payments paid by an owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such owner will have a legally issued, fully paid, non-assessable contractual interest under such contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/G. STEPHEN WASTEK

G. Stephen Wastek
Director & Senior Counsel